As filed with the Securities and Exchange Commission on October 12, 2004
                                                                      811-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  Fiduciary/Claymore MLP Opportunity Fund

Address of Principal Business Office:
                  2455 Corporate West Drive
                  Lisle, Illinois 60532

Telephone Number: (630) 505-3736

Name and address of agent for service of process:
                  Nicholas Dalmaso
                  Claymore Advisors, LLC
                  2455 Corporate West Drive
                  Lisle, Illinois 60532

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [ X ] NO [ ]

                                   SIGNATURE
                                   ---------

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle in the State of Illinois on the 12th day of October, 2004.

                       MADISON/CLAYMORE COVERED CALL FUND

 /s/ Nicholas Dalmaso                                     /s/ Nicholas Dalmaso
-------------------------------               Attest:   ------------------------
 By:    Nicholas Dalmaso                                  By: Nicholas Dalmaso
 Trustee                                      Trustee